Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

The St. Joe Company:

We consent to the incorporation by reference in the registration statement (No. 333-209264) on Form S-3 and (No. 333-211183) on Form S-8 of The St. Joe Company of our report dated March 1, 2018, with respect to the consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the year ended December 31, 2017, and the related notes and financial statement schedules III to IV, which report appears in the December 31, 2019 annual report on Form 10-K of The St. Joe Company.

/s/ KPMG

Jacksonville, Florida

February 26, 2020